EXHIBIT 5

OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP

January 28, 2003

Credence Systems Corporation
215 Fourier Avenue
Fremont, California 94539

Re:	Credence Systems Corporation – Registration Statement for Offering of
an Aggregate of 2,833,840 Shares of Common Stock (the “Shares”)

Dear Ladies and Gentlemen:

We have acted as counsel to Credence Systems Corporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of (a) an additional 2,132,008 shares of the Company’s common stock for issuance under the Company’s 1993 Stock Option Plan, an additional 602,072 shares of the Company’s common stock for issuance under the Company’s Employee Stock Purchase Plan, and 99,760 shares of the Company’s common stock for issuance under the Optonics, Inc. 2001 Stock Option and Incentive Plan as assumed by the Company in connection with its acquisition of Optonics, Inc. pursuant to that certain Agreement and Plan of Merger dated November 26, 2002 by and among the Company, Optonics, Inc. and Orbit Acquisition Corp. and the Shareholders of Optonics, Inc. (collectively, the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K, and we consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment and implementation of the Company’s 1993 Stock Option Plan and Employee Stock Purchase Plan and the assumption by the Company of the Optonics, Inc. 2001 Stock Option and Incentive Plan and the outstanding options thereunder. Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to (a) the provisions of stock option agreements duly authorized under the 1993 Stock Option Plan and in accordance with the Registration Statement, (b) duly authorized direct stock issuances under the 1993 Stock Option Plan effected in accordance with the Registration Statement, (c) duly authorized stock purchase rights issued under the Employee Stock Purchase Plan effected in accordance with the Registration Statement and (d) the provisions of the stock option agreements evidencing the options assumed under the Optonics, Inc. 2001 Stock Option and Incentive Plan, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Shares.

Very truly yours,

/s/    BROBECK, PHLEGER & HARRISON LLP

BROBECK, PHLEGER & HARRISON LLP